Exhibit 99.1

For more information, contact:
David Flanery
Chief Financial Officer
502-261-4753

PAPA JOHN’S REPORTS FOURTH
QUARTER AND FULL-YEAR 2006 EARNINGS

2007 Earnings Guidance Reaffirmed

Highlights

•                  Fourth quarter earnings per diluted share of $0.59 in 2006 vs. $0.42 in 2005 ($0.55 in 2006 vs. $0.36 in 2005, excluding the consolidation of the company’s franchisee-owned cheese purchasing entity, BIBP Commodities, Inc. (BIBP))

•                  Fourth quarter 2006 earnings includes a $0.07 benefit from a 53rd week of operations and a $0.05 benefit from the settlement of certain tax issues

•                  37 net Papa John’s restaurant openings during the quarter and 89 for all of 2006

•                  Domestic system-wide comparable sales decreased 0.5% for the quarter and increased 3.1% for the year

•                  Earnings guidance for 2007 reaffirmed at a range of $1.48 to $1.56 per diluted share, excluding the impact of consolidating BIBP’s results

•                  Board of Directors approved a $50 million increase to an aggregate of $675 million for repurchases of the company’s common stock

Louisville, Kentucky (February 27, 2007) — Papa John’s International, Inc. (NASDAQ: PZZA) today announced revenues of $277.9 million for the fourth quarter of 2006, representing an increase of 11.9% from revenues of $248.4 million for the same period in 2005. Net income for the fourth quarter of 2006 was $19.0 million, or $0.59 per diluted share (including a net gain of $1.4 million, or $0.04 per diluted share, from the consolidation of the results of the franchisee-owned cheese purchasing company, BIBP Commodities, Inc. (BIBP), a variable interest entity, and $1.6 million, or $0.05 per diluted share, from the settlement of certain income tax issues), compared to last year’s net income of $14.4 million, or $0.42 per diluted share (including a net income gain of

$2.0 million, or $0.06 per diluted share, from the consolidation of BIBP). Excluding the impact of BIBP, pre-tax income from continuing operations for the fourth quarter of 2006 increased $6.9 million (or $0.14 per diluted share, after-tax) from the corresponding 2005 period. As more fully described below, the fourth quarter 2006 pre-tax income results benefited approximately $3.5 million, or $0.07 per diluted share, from an additional week of operations.

Revenues were $1.0 billion for 2006, representing an increase of 3.4% from 2005 revenues of $968.8 million. Net income for 2006 was $63.4 million, or $1.92 per diluted share (including a net income gain of $11.8 million, or $0.36 per diluted share, from the consolidation of BIBP, and $0.08 per diluted share from the previously mentioned settlement of certain income tax issues), compared to last year’s net income of $46.1 million, or $1.34 per diluted share (including a net income gain of $2.8 million, or $0.08 per diluted share, from the consolidation of BIBP). Excluding the impact of BIBP, pre-tax income from continuing operations increased $12.0 million (or $0.23 per diluted share, after-tax) in 2006 from the corresponding 2005 period, including the benefit of the 53rd week of operations.

The company follows a fiscal year ending on the last Sunday of December, generally consisting of 52 weeks made up of four 13-week quarters, which are in turn made up of two four-week periods followed by one five-week period. In 2006, the company’s fiscal year consisted of 53 weeks, with the additional week added to the fourth quarter (14 weeks) results. The additional week resulted in additional revenues of approximately $20.0 million and additional pre-tax income of approximately $3.5 million, or $0.07 per diluted share for both the fourth quarter and full year of 2006.

The following table summarizes the above-mentioned items impacting 2006 earnings per diluted share, as compared to the same periods presented for the prior year:

	Fourth Quarter		Full Year
	2006	2005	2006	2005

Earnings per common share - assuming dilution	$0.59	$0.42	$1.92	$1.34
Impact of discontinued operations	—	(0.01)	(0.01)	(0.05)
Impact of the consolidation of BIBP Commodities, Inc.	(0.04)	(0.06)	(0.36)	(0.08)
Impact of 53rd week of operations	(0.07)	—	(0.07)	—
Impact of settlement of certain tax issues	(0.05)	—	(0.08)	—

Earnings per diluted share, excluding the above items	$0.43	$0.35	$1.40	$1.21

“We are very proud of our 2006 performance,” commented Papa John’s president and chief executive officer, Nigel Travis. “In 2006, Papa John’s posted the highest domestic comps among national chains, and for an unprecedented seventh consecutive year, consumers rated Papa John’s number one among all QSR chains in the prestigious American Customer Satisfaction Index (ACSI).”

Revenues Comparison

Consolidated revenues were $277.9 million for the fourth quarter of 2006, an increase of 11.9% or $29.5 million, including $20.0 million from the additional week of operations mentioned above, over the corresponding 2005 period. Company-owned restaurant sales increased $22.0 million ($13.0 million increase excluding the additional week of operations) due to an increase in the number of equivalent company-owned restaurants open in the 2006 period compared to 2005, reflecting the acquisition of 57 domestic restaurants from franchisees during 2006. Comparable sales at company-owned restaurants for the fourth quarter were relatively flat year-over-year. The remainder of the increase in revenues for the fourth quarter of 2006, as compared to the corresponding 2005 period, was primarily due to the additional week of operations, partially offset by the impact of lower cheese costs on commissary revenues.

For the full-year 2006, consolidated revenues increased $32.8 million to $1.0 billion, or 3.4%, as compared to the full-year 2005. Company-owned restaurant sales increased $13.4 million as an increase in comparable sales of 3.6% and the impact of the 53rd week of operations more than offset a reduction in equivalent units, reflecting the sale of 84 units at the beginning of the fourth quarter of 2005 (the acquisition of 57 franchise restaurants mentioned above substantially occurred in the last five months of 2006). Commissary revenues increased $14.7 million primarily due to increased volumes, which more than offset the impact of lower year-over-year cheese costs. Franchise royalties increased $4.1 million due to a 2.9% increase in comparable sales and additional equivalent units for the full year. Additionally, international revenues increased $4.8 million primarily as a result of additional company-owned restaurants located in the United Kingdom and Mexico. The increases were partially offset by a $3.9 million decrease in revenues for restaurants consolidated as variable interest entities (VIEs). The decrease in revenues from VIE restaurants is a result of the sale of restaurants by two franchisees to third parties during 2005 and 2006, which eliminated the VIE consolidation of such restaurants under Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51 (FIN 46), and the related consolidation of their operating results, at the time of the respective sales.

Operating Results and Cash Flow

Operating Results

Our pre-tax income from continuing operations for the fourth quarter of 2006 was $27.3 million compared to $21.7 million for the corresponding period in 2005. For the full-year 2006, pre-tax income from continuing operations was $96.2 million compared to $69.6 million for the corresponding period in 2005. Excluding the impact of the consolidation of BIBP, fourth quarter 2006 pre-tax income from continuing operations was $25.4 million, an increase of $6.9 million over 2005 comparable results, and pre-tax income for the full-year 2006 was $77.2 million, an increase of $12.0 million over 2005 comparable results. The increases of $6.9 million and $12.0 million, respectively, in pre-tax income from continuing operations for the three months and full year ended December 31, 2006 (excluding the consolidation of BIBP) include approximately $3.5 million related to the 53rd week of operations in 2006 as noted above and are principally due to the following (analyzed on a segment basis — see the Summary Financial Data table that follows for the reconciliation of segment income to consolidated income below):

•                  Domestic Company-owned Restaurant Segment. Domestic company-owned restaurants’ operating income increased approximately $140,000 and $7.9 million for the three months and full year ended December 31, 2006, respectively, including approximately $1.6 million related to the 53rd week of operations in 2006. Operating income for the quarter decreased $1.5 million, excluding the impact of the 53rd week of operations, primarily due to the inclusion of a $2.1 million gain on the sale of 89 company-owned restaurants in the prior year’s comparable quarter. The increase in operating income for the full year is primarily due to fixed-cost leverage and related margin improvement associated with the noted increase in comparable sales (see below) and lower commodity costs (primarily cheese). The acquisition of 54 Papa John’s restaurants during the last five months of 2006 did not have a significant impact on 2006 income.

•                  Domestic Commissary Segment. Domestic commissaries’ operating income increased approximately $3.8 million and $9.2 million for the three months and full year ended December 31, 2006, respectively. Approximately $1.3 million and $4.3 million of the increase for the three months and full year occurred due to the impact of the 53rd week of operations, income from sales to the Six Flags, Inc. theme-park operator and the closing of the Jackson QCC in 2005. The remainder of the increase is principally due to additional margin on increased sales volumes.

•                  Domestic Franchising Segment. Domestic franchising operating income increased approximately $623,000 and $1.7 million for the three months and full year ended December 31, 2006, respectively, including approximately $1.0 million related to the 53rd week of operations in 2006. The full-year increase of $1.7 million reflected an increase in royalties of $4.1 million due to an increase in comparable sales (see below) and an increase in equivalent units during 2006. The increase in royalties during 2006 was partially offset by an increase in administrative costs related to the field organizational restructuring implemented in late 2005 to better drive the performance of our domestic franchise operations.

•                  International Segment. The international segment, excluding the Perfect Pizza operations in the United Kingdom sold in March 2006, reported operating losses of $2.1 million and $8.9 million for the three months and full year ended December 31, 2006, respectively, as compared to operating losses of $2.3 million and $5.0 million for the corresponding 2005 periods. The decline in operating results for the full year was principally due to increased costs related to the development of our support infrastructure throughout the international segment, including the United Kingdom, to support the accelerated development of both company-owned and franchised Papa John’s branded restaurants in our international markets. In addition, the company incurred a $470,000 charge in the second quarter of 2006 related to the reorganization of one of our international operating units. During 2005, the international segment recorded a $1.1 million impairment charge associated with the United Kingdom subsidiary. The 53rd week of operations in 2006 did not have a significant impact on this segment.

•                  All Others Segment. The operating income for the “All others” reporting segment increased $216,000 and $1.3 million for the three months and full year ended December 31, 2006 as compared to the corresponding 2005 periods. The increase in operating income for this segment for the full-year 2006 was primarily due to improved operating results of our insurance agency and online ordering businesses and our partnership development activities. The 53rd week of operations in 2006 did not have a significant impact on this segment.

•                  Unallocated Corporate Segment. The unallocated corporate expenses decreased $2.2 million and increased $3.4 million for the three months and full year ended December 31, 2006, respectively, as compared to the corresponding prior year periods, including approximately $300,000 of additional expenses related to the 53rd week of operations in 2006. The decrease in expenses for the three-month period was primarily due to a discretionary contribution of $1.8 million in the fourth quarter of 2005 to the Papa John’s Marketing Fund to fund additional national television flights related to the launch of Papa’s Perfect Pan Pizza, and a decrease in business unit and corporate management bonuses in 2006. The increase for the full year was primarily due to an increase in equity compensation and executive performance unit incentives (see discussion below) and an increase in marketing efforts, primarily related to non-traditional initiatives, such as our previously discussed marketing agreement with Six Flags, Inc. The full-year increase in 2006 was partially offset by the previously mentioned 2005 contribution to the Papa John’s Marketing Fund.

The increase in equity compensation and executive performance unit incentive compensation in 2006 was due to the following:

Stock options were awarded to management in late March 2005 and April 2006, each with a two-year cliff vesting period. The company also granted performance-based restricted stock during the second quarter of 2006 to certain employees with a performance period of three years. There were no such grants awarded in 2004; accordingly, the timing and layering effect of the vesting provisions of the 2005 and 2006 equity-based awards resulted in an increase in expense recognition in 2006 as compared to 2005. Stock compensation expense recognized for the three months and full year ended December 31, 2006 was $1.4 million and $4.5 million, respectively, as compared to $720,000 and $2.4 million for the corresponding 2005 periods.

Additionally, performance units were awarded in 2005 and 2006 to certain members of management with each award having a three-year performance period; no such awards were made prior to 2005. Further, the ultimate cost associated with the performance units is based on the company’s ending stock price and total shareholder return relative to a peer group over the three-year performance period ending in December 2007 for the 2005 program and December 2008 for the 2006 program, with the award value paid in cash following the end of the respective performance periods. The total expense related to the 2005 and 2006 performance unit programs was approximately $384,000 in the fourth quarter of 2006 as compared to $747,000 in the fourth quarter of 2005 and $2.7 million for the full-year 2006 as compared to $1.8 million for the corresponding 2005 period.

Net interest expense for the three-month period ended December 31, 2006 was flat, as compared to the corresponding 2005 period. For the full-year 2006, net interest expense decreased $1.3 million principally due to a decrease in our average outstanding debt balance during the year and an increase in investment income.

The income tax rate was 30.5% and 34.5% for the three months and full year ended December 31, 2006, respectively, compared to 35.2% and 36.4% for the corresponding 2005 periods. The decrease in the effective tax rate in 2006 was primarily due to the settlement of certain income tax issues of approximately $2.5 million. Our estimated tax rate for 2007 is approximately 36.5%, excluding the impact of the future potential favorable settlement of other income tax issues, the likelihood of which cannot be estimated with any certainty at this time.

Cash Flow

Cash flow provided by operating activities from continuing operations was $85.2 million for 2006 as compared to $82.1 million for 2005. The consolidation of BIBP increased cash flow from operations by approximately $19.0 million and $4.5 million in 2006 and 2005, respectively. Excluding the impact of the consolidation of BIBP, cash flow from continuing operations decreased $11.4 million in 2006 as compared to 2005, primarily due to unfavorable working capital changes with accounts receivable and other liabilities. The 2005 operating cash flows were favorably impacted by the collection of unusually high prior year accounts receivable balances. The 2006 operating cash flows were negatively impacted by increased payments of claims liabilities related to insurance policies issued by the company’s captive insurance subsidiary in 2000 through 2004. In addition, a decrease in cash flow from continuing operations occurred due to the classification in 2006 of $6.5 million of excess tax benefits related to the exercise of non-qualified stock options from operating activities to financing activities, as required by Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment.

Form 10-K Filing

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our annual Form 10-K filed with the Securities and Exchange Commission for additional information concerning operating results and cash flows for the full year ended December 31, 2006.

Comparable Sales and Unit Count

As previously announced, domestic system-wide comparable sales for the fourth quarter decreased 0.5% (composed of a 0.3% increase at company-owned restaurants and a 0.7% decrease at franchised restaurants). Total system-wide international sales for Papa John’s branded units increased 37.4% for the quarter, on a constant U.S. dollar basis, over the comparable period last year (27.2% excluding the impact of the 53rd week of operations in 2006).

Domestic system-wide comparable sales for the full year ended December 31, 2006 increased 3.1% (composed of a 3.6% increase at company-owned restaurants and a 2.9% increase at franchised restaurants). Total system-wide international sales for Papa John’s branded units increased 30.4% for the full year, on a constant U.S. dollar basis, over the comparable period last year (27.6% excluding the impact of the 53rd week of operations in 2006).

The company announced during the fourth quarter that December 2006 would be the last month for reporting monthly domestic comparable sales results. Beginning in 2007, domestic comparable sales results will be reported on a quarterly basis, aligning with the reporting methodology of our two primary national competitors. In addition to avoiding the potential competitive disadvantage of continuing to report monthly, we believe reporting on a quarterly basis will provide a more meaningful view of our long-term performance trends and strategies.

During the fourth quarter of 2006, 31 domestic (8 company-owned and 23 franchised) and 29 international franchised restaurants were opened while 18 domestic and 5 international franchised restaurants were closed. During the full-year 2006, 124 domestic (19 company-owned and 105 franchised) and 87 international (one company-owned and 86 franchised) restaurants were opened while 66 domestic (one company-owned and 65 franchised) and 56 international Papa John’s restaurants were closed. Our total domestic development pipeline as of December 31, 2006 included approximately 300 restaurants scheduled to open over the next seven years.

At December 31, 2006, there were 3,015 Papa John’s restaurants (588 company-owned and 2,427 franchised) operating in 49 states and 26 countries. The company-owned unit count includes 117 restaurants operated in majority-owned domestic joint venture arrangements, the operating results of which are fully consolidated into the company’s results.

Acquisition / Divestiture Activity

The company acquired 11 franchised restaurants in the Raleigh, North Carolina market effective September 25, 2006 (beginning of period 10). Effective December 5, 2006, the company acquired the operations of our Beijing, China franchisee, consisting of five restaurants, a quality control center and the return of the initial rights for the development of Papa John’s restaurants in Beijing and the surrounding region. These acquisitions did not significantly impact operating income for 2006 as management transition costs substantially offset incremental unit level operating income during that time frame.

Subsequent to December 31, 2006, the company acquired four restaurants in the Philadelphia market. The acquisition was effective on January 29, 2007. Additionally, the company sold its three company-owned restaurants in Mexico City, Mexico to a franchisee in January 2007, in connection with the execution of a development agreement for 60 new Papa John’s restaurants in that market over an eight-year period.

International Update

A total of 29 restaurants were opened in all international markets during the quarter, of which eight were located in our fastest-growing markets, Korea and China. As of December 31, 2006, we had a total of 101 corporate and franchised restaurants open and contractual agreements for an additional 389 Papa John’s franchised restaurants to be opened over the next eight years in those two countries. We also have a ten-year, 100-unit development agreement for Northern India, of which four units are currently open. In addition, we recently signed a development agreement for 75 restaurants to be opened in South and West India over the next six years. In December 2006 and January 2007, we signed two development agreements in Mexico for a total of 70 units to be opened over the next eight years. Our total international development pipeline as of December 31, 2006 included 847 restaurants scheduled to open over the next nine years.

In March 2006, the company sold its Perfect Pizza operations in the United Kingdom, consisting of the franchised units and related distribution operations. In accordance with U.S. generally accepted accounting principles, we have classified the Perfect Pizza operating results, including directly associated G&A expenses, as “discontinued operations” for both 2006 and 2005. The following summarizes the discontinued operations for 2006 and 2005 (in 000’s):

	Three Months Ended		Year Ended
	Dec 31,	Dec 25,	Dec 31,	Dec 25,
	2006	2005	2006	2005

Net sales	$—	$3,201	$2,421	$13,632

Pre-tax income	—	566	617	2,838

Net income	—	357	389	1,788

Share Repurchase Activity

The company repurchased approximately 1.4 million shares of its common stock at an average price of $30.68 per share, or a total of $42.3 million, during the fourth quarter of 2006, and 3.4 million shares of its common stock at an average of $31.22 per share, or a total of $106.3 million, during the full-year 2006. A total of 127,000 and 1.0 million shares of common stock, respectively, were issued upon the exercise of stock options for the three months and full year ended December 31, 2006.

As a result, there were 32.2 million diluted weighted average shares outstanding for the fourth quarter of 2006 as compared to 34.2 million for the same period in 2005. Approximately 30.7 million actual shares of the company’s common stock were outstanding as of December 31, 2006. Since the inception of the share repurchase program in 1999 through the end of 2006, the company has repurchased approximately 38.1 million shares at a total cost of $602.2 million (average price of $15.80 per share). Subsequent to year-end, through February 20, 2007, the company repurchased an additional $22.9 million of common stock (793,000 shares at an average price of $28.91 per share). As recently announced, in February 2007, the company’s board of directors increased the authorization for the repurchase of common stock through December 30, 2007 by $50 million, to an aggregate of $675 million since the inception of the repurchase program in 1999.

The company’s share repurchase activity increased earnings per diluted share from continuing operations by $0.03 and $0.09 for the three months and full year ended December 31, 2006, respectively.

2007 Earnings Guidance Reaffirmed

The company reaffirms its previously announced 2007 earnings per diluted share guidance in the range of $1.48 to $1.56 for the 52-week year. The comparable base earnings results for 2006 were $1.40 per diluted share, as noted on page 2. The projected earnings guidance excludes any impact from the consolidation of the results of the franchisee-owned cheese purchasing company, BIBP Commodities, Inc. (BIBP), a variable interest entity, in accordance with FIN 46.

Forward-Looking Statements

Except for historical information, this announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect management’s expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements. Certain factors that can cause actual results to materially differ include: the uncertainties associated with litigation; changes in pricing or other marketing or promotional strategies by competitors, which may adversely affect sales; new product and concept developments by food industry competitors; the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably; increases in or sustained high cost levels of food, paper, utilities, fuel, employee compensation and benefits, insurance and similar costs; the ability to obtain ingredients from alternative suppliers, if needed; health- or disease-related disruptions or consumer concerns about commodities supplies; the selection and availability of suitable restaurant locations; negotiation of suitable lease or financing terms; constraints on permitting and construction of restaurants; local governmental agencies’ restrictions on the sale of certain food products; higher-than-anticipated construction costs; the hiring, training and retention of management and other personnel; changes in consumer taste, demographic trends, traffic patterns and the type, number and location of competing restaurants; franchisee relations; federal and state laws governing such matters as wages, benefits, working conditions, citizenship requirements and overtime, including pending legislation to increase the federal minimum wage; and labor shortages in various markets resulting in higher required wage rates. The above factors might be especially harmful to the financial viability of franchisees or company-owned operations in under-penetrated or emerging markets, leading to greater unit closings than anticipated. Increases in projected claims losses for the company’s self-insured coverage or within the captive franchise insurance program could have a significant impact on our operating results. Additionally, domestic franchisees are only required to purchase seasoned sauce and dough from our QC Centers and changes in purchasing practices by domestic franchisees could adversely affect the financial results of our QC Centers. Our international operations are subject to additional factors, including economic, political and health conditions in the countries in which the company or its franchisees operate; currency regulations and fluctuations; differing business and social cultures and consumer preferences; diverse government regulations and structures; ability to obtain high-quality ingredients and other commodities in a cost-effective manner; and differing interpretation of the obligations established in franchise agreements with international franchisees. Further information regarding factors that could affect the company’s financial and other results is included in the company’s Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

Conference Call

A conference call is scheduled for February 28, 2007 at 10:00 EST to review fourth quarter earnings and full-year results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 800-487-2662 for participation in the question and answer session. International participants may dial 706-679-8452.

The conference call will be available for replay beginning February 28, 2007, at approximately noon through March 2, 2007, at midnight EST. The replay can be accessed from the company’s web page at www.papajohns.com or by dialing 800-642-1687 (pass code 4892823). International participants may dial 706-645-9291 (pass code 4892823).

Summary Financial Data
Papa John’s International, Inc.
(Unaudited)

	Three Months Ended		Year Ended
	Dec 31,	Dec 25,	Dec 31,	Dec 25,
(In thousands, except per share amounts)	2006	2005	2006	2005

Revenues	$277,923	$248,377	$1,001,557	$968,788

Income from continuing operations before income taxes (1)	$27,344	$21,668	$96,157	$69,632

Net income	$18,999	$14,408	$63,375	$46,056

Diluted earnings per share	$0.59	$0.42	$1.92	$1.34

Diluted weighted-average shares outstanding	32,230	34,186	33,046	34,316

EBITDA (A)	$35,191	$29,075	$125,163	$101,450

(1) See information below on a reporting unit basis that separately identifies the impact of consolidating VIEs on income before income taxes.

The following is a summary of our income (loss) from continuing operations before income taxes:

Domestic company-owned restaurants	$10,164	$10,024	$33,176	$25,284
Domestic commissaries	10,667	6,884	34,690	25,446
Domestic franchising	13,662	13,039	51,543	49,821
International	(2,111)	(2,312)	(8,874)	(5,006)
VIEs, primarily BIBP	1,960	3,208	18,987	4,472
All others	1,832	1,616	5,628	4,298
Unallocated corporate expenses	(8,351)	(10,578)	(37,523)	(34,172)
Elimination of intersegment profits	(479)	(213)	(1,470)	(511)
Income from continuing operations before income taxes	$27,344	$21,668	$96,157	$69,632

The following is a reconciliation of EBITDA to net income:

EBITDA (A)	$35,191	$29,075	$125,163	$101,450
Income tax expense	(8,345)	(7,617)	(33,171)	(25,364)
Interest expense	(1,112)	(514)	(3,480)	(4,316)
Investment income	635	—	1,682	1,248
Depreciation and amortization	(7,370)	(6,893)	(27,208)	(28,750)
Income from discontinued operations, net of tax	—	357	389	1,788
Net income	$18,999	$14,408	$63,375	$46,056

(A)         Management considers EBITDA to be a meaningful indicator of operating performance from continuing operations before depreciation, amortization, net interest and income taxes. EBITDA provides us with an understanding of one aspect of earnings before the impact of investing and financing transactions and income taxes. While EBITDA should not be construed as a substitute for net income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with accounting principles generally accepted in the United States (GAAP), it is included herein to provide additional information with respect to the ability of the company to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of the company’s ability to fund its cash needs and it excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies. The above EBITDA calculation includes the operating results of BIBP Commodities, Inc., a variable interest entity.

* * * *

For more information about the company, please visit www.papajohns.com.

Papa John’s International, Inc. and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Year Ended
(In thousands, except per share amounts)	December 31, 2006	December 25, 2005	December 31, 2006	December 25, 2005
	(Unaudited)	(Unaudited)
Revenues:
Domestic:
Company-owned restaurant sales	$127,981	$106,012	$447,938	$434,525
Variable interest entities restaurant sales	1,402	2,132	7,859	11,713
Franchise royalties	14,986	13,704	56,374	52,289
Franchise and development fees	624	828	2,597	3,026
Commissary sales	111,143	107,177	413,075	398,372
Other sales	14,904	13,511	50,505	50,474
International:
Royalties and franchise and development fees	2,349	1,928	7,551	6,529
Restaurant and commissary sales	4,534	3,085	15,658	11,860
Total revenues	277,923	248,377	1,001,557	968,788

Costs and expenses:
Domestic Company-owned restaurant expenses:
Cost of sales	26,474	22,379	88,311	93,255
Salaries and benefits	36,902	30,816	131,946	131,654
Advertising and related costs	11,881	8,989	41,279	37,942
Occupancy costs	7,510	6,215	27,245	26,392
Other operating expenses	16,667	14,290	58,824	57,117
Total domestic Company-owned restaurant expenses	99,434	82,689	347,605	346,360

Variable interest entities restaurant expenses	1,265	1,864	6,708	10,188

Domestic commissary and other expenses:
Cost of sales	91,293	90,884	336,659	330,495
Salaries and benefits	9,056	6,845	32,363	28,583
Other operating expenses	11,182	11,153	45,153	49,140
Total domestic commissary and other expenses	111,531	108,882	414,175	408,218

Income from the franchise cheese-purchasing program, net of minority interest	(1,145)	(2,855)	(15,247)	(4,662)
International operating expenses	4,582	3,465	15,824	11,865
General and administrative expenses	25,863	22,138	102,920	88,464
Minority interests and other general expenses	1,202	3,119	4,409	6,905
Depreciation and amortization	7,370	6,893	27,208	28,750
Total costs and expenses	250,102	226,195	903,602	896,088

Operating income from continuing operations	27,821	22,182	97,955	72,700
Net interest expense	(477)	(514)	(1,798)	(3,068)
Income from continuing operations before income taxes	27,344	21,668	96,157	69,632
Income tax expense	8,345	7,617	33,171	25,364

Income from continuing operations	18,999	14,051	62,986	44,268
Income from discontinued operations, net of tax	—	357	389	1,788
Net income	$18,999	$14,408	$63,375	$46,056

Basic earnings per common share:
Income from continuing operations	$0.60	$0.42	$1.95	$1.32
Income from discontinued operations, net of tax	—	0.01	0.01	0.05
Basic earnings per common share	$0.60	$0.43	$1.96	$1.37

Earnings per common share - assuming dilution:
Income from continuing operations	$0.59	$0.41	$1.91	$1.29
Income from discontinued operations, net of tax	—	0.01	0.01	0.05
Earnings per common share - assuming dilution	$0.59	$0.42	$1.92	$1.34

Basic weighted average shares outstanding	31,631	33,431	32,312	33,594
Diluted weighted average shares outstanding	32,230	34,186	33,046	34,316

Note:                   The statements of income for the years ended December 31, 2006 and December 25, 2005 have been derived from the audited consolidated financial statements at those dates, but do not include all information and footnotes required by generally accepted accounting principles for a complete set of financial statements.

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands)	December 31, 2006 (Note)	December 25, 2005 (Note)

Assets
Current assets:
Cash and cash equivalents	$12,979	$22,098
Accounts receivable	23,326	21,300
Inventories	26,729	26,030
Prepaid expenses	7,779	5,631
Other current assets	7,368	7,825
Deferred income taxes	6,362	7,085
Assets of discontinued operations held for sale	—	2,039
Total current assets	84,543	92,008

Investments	1,254	6,282
Net property and equipment	197,722	178,447
Notes receivable	12,104	7,667
Deferred income taxes	1,643	1,899
Goodwill	67,357	41,878
Other assets	15,016	13,772
Assets of discontinued operations held for sale	—	8,609
Total assets	$379,639	$350,562

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$29,202	$28,937
Income and other taxes	15,136	16,862
Accrued expenses	57,233	49,634
Current portion of debt	525	6,100
Total current liabilities	102,096	101,533

Unearned franchise and development fees	7,562	7,256
Long-term debt, net of current portion	96,511	49,016
Other long-term liabilities	27,302	31,478
Total liabilities	233,471	189,283

Total stockholders’ equity	146,168	161,279
Total liabilities and stockholders’ equity	$379,639	$350,562

Note:                   The balance sheets at December 31, 2006 and December 25, 2005 have been derived from the audited consolidated financial statements at those dates, but do not include all information and footnotes required by generally accepted accounting principles for a complete set of financial statements.

Papa John’s International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Year Ended
(In thousands)	December 31, 2006	December 25, 2005

Operating activities
Net income	$63,375	$46,056
Results from discontinued operations (net of income taxes)	(389)	(1,788)
Adjustments to reconcile net income to net cash provided by operating activities:
Restaurant closure, impairment and disposition gains	(260)	(2,039)
Goodwill impairment	—	1,050
Provision for uncollectible accounts and notes receivable	3,445	4,367
Depreciation and amortization	27,208	28,750
Deferred income taxes	3,191	4,385
Stock-based compensation expense	4,517	2,358
Excess tax benefit related to exercise of non-qualified stock options	(6,533)	—
Other	5,158	6,266
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(6,020)	(231)
Inventories	(583)	(3,811)
Prepaid expenses	(2,148)	3,124
Other current assets	(630)	(409)
Other assets and liabilities	(7,211)	(2,971)
Accounts payable	(2,168)	(5,860)
Income and other taxes	(1,726)	(408)
Accrued expenses	5,655	4,230
Unearned franchise and development fees	306	(952)
Net cash provided by operating activities from continuing operations	85,187	82,117
Operating cash flows from discontinued operations	414	2,168
Net cash provided by operating activities	85,601	84,285

Investing activities
Purchase of property and equipment	(39,352)	(17,546)
Proceeds from sale of property and equipment	286	61
Purchase of investments	(2,014)	(8,565)
Proceeds from sale or maturity of investments	6,983	10,880
Loans issued	(6,181)	(5,875)
Loan repayments	9,339	7,434
Acquisitions	(31,943)	(4,475)
Proceeds from divestitures of restaurants	1,300	11,000
Net cash from continuing operations used in investing activities	(61,582)	(7,086)
Proceeds from divestiture of discontinued operations	8,020	—
Net cash used in investing activities	(53,562)	(7,086)

Financing activities
Net proceeds (repayments) from line of credit facility	47,500	(29,500)
Net repayments from short-term debt - variable interest entities	(5,575)	(7,975)
Proceeds from issuance of common stock	—	1,001
Excess tax benefit related to exercise of non-qualified stock options	6,533	—
Proceeds from exercise of stock options	15,214	42,095
Acquisition of Company common stock	(106,292)	(75,325)
Other	1,293	300
Net cash used in financing activities	(41,327)	(69,404)

Effect of exchange rate changes on cash and cash equivalents	169	(395)
Change in cash and cash equivalents	(9,119)	7,400
Cash and cash equivalents at beginning of period	22,098	14,698

Cash and cash equivalents at end of period	$12,979	$22,098

Note:   The cash flows at December 31, 2006 and December 25, 2005 have been derived from the audited consolidated financial statements at those dates, but do not include all information and footnotes required by generally accepted accounting principles for a complete set of financial statements.

Restaurant Progression

Papa John's International, Inc.

	Fourth Quarter Ended December 31, 2006
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	558	6	2,086	328	2,978
Opened	8	—	23	29	60
Closed	—	—	(18)	(5)	(23)
Acquired	11	5	—	—	16
Sold	—	—	(11)	(5)	(16)
End of Period	577	11	2,080	347	3,015

	Fourth Quarter Ended December 25, 2005
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	571	1	2,017	305	2,894
Opened	3	1	24	30	58
Closed	—	—	(16)	(10)	(26)
Acquired	18	—	90	—	108
Sold	(90)	—	(18)	—	(108)
End of Period	502	2	2,097	325	2,926

	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Perfect Pizza restaurants
Beginning of period	—	—	—	113	113
Opened	—	—	—	2	2
Closed	—	—	—	(3)	(3)
End of Period	—	—	—	112	112

Note:  The PJUK Perfect Pizza operations were sold in March 2006.

Restaurant Progression

Papa John's International, Inc.

	Year Ended December 31, 2006
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	502	2	2,097	325	2,926
Opened	19	1	105	86	211
Closed	(1)	—	(65)	(56)	(122)
Acquired	57	8	—	—	65
Sold	—	—	(57)	(8)	(65)
End of Period	577	11	2,080	347	3,015

	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Perfect Pizza restaurants
Beginning of period	—	—	—	112	112
Closed	—	—	—	(3)	(3)
Sold	—	—	—	(109)	(109)
End of Period	—	—	—	—	—

	Year Ended December 25, 2005
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	568	1	1,997	263	2,829
Opened	7	1	101	89	198
Converted	—	—	—	1	1
Closed	(1)	—	(73)	(28)	(102)
Acquired	20	—	92	—	112
Sold	(92)	—	(20)	—	(112)
End of Period	502	2	2,097	325	2,926

	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Perfect Pizza restaurants
Beginning of period	—	—	—	118	118
Opened	—	—	—	6	6
Converted	—	—	—	(1)	(1)
Closed	—	—	—	(11)	(11)
End of Period	—	—	—	112	112